EXHIBIT 99.1

WebMD Corporation
River Drive, Center 2
669 River Drive
Elmwood Park, NJ 07407-1361

Michael A. Singer
c/o Randall J. Turk, Esq.
Baker Botts LLP
1299 Pennsylvania Avenue, NW
Washington, D.C. 20004

February 9, 2005

Dear Mickey:

          You have informed WebMD Corporation, a Delaware corporation (the “Company”), of your desire to end your employment relationship with the Company. As a result of the termination of your employment, you are entitled to certain severance payments and benefits under your existing employment arrangements with the Company, as provided for below, unless there is a determination that the termination of your employment involved circumstances that would constitute “Cause”.

          This Agreement (the “Agreement”) sets forth our mutual agreement and understanding concerning your resignation as an executive officer and employee of the Company.

          1.      Resignation. Your employment with the Company and its subsidiaries and affiliates will terminate in all capacities on February 9, 2005 (the “Effective Date”). In that regard, you hereby resign, effective as of the Effective Date, from your position as an executive officer and as an employee of the Company and from all other officerships, directorships and positions that you currently hold with the Company or any of its subsidiaries or affiliates.

          2.      Severance Benefits. Except as provided below, the Company will provide you with the following severance payments and benefits:

          (a)      Severance. (i) The Company will pay you an amount equal to $500,000 (the “Severance Amount”) in equal installments in accordance with the Company’s payroll practices over the period beginning on the six-month anniversary of the Effective Date and ending on the second anniversary of the Effective Date, provided that the amount of any such installments that are due and payable prior to the Determination Date (as defined below) will be held in escrow by the Company (the “Severance Escrow”) (subject to any withholding taxes that the Company determines to be due) until the Determination Date. The Severance Escrow will be non-interest bearing. If there is a Favorable Determination (as defined below), any amounts in the Severance Escrow will be released to you in a lump sum as promptly as practicable after the Determination Date. If there is an Unfavorable Determination (as defined below), any amounts in the Severance Escrow, as well as any remaining Severance Amount, will be forfeited to the Company.

          (ii) In the event of an Unfavorable Determination at any time following the six-month anniversary of the Effective Date, you will promptly pay to the Company an amount equal to the aggregate amount of tax (including employment taxes) withheld or paid by the Company with respect to the Severance Amount held in the Severance Escrow, and indemnify and hold the Company harmless with respect to such withheld or paid taxes and all costs and expenses incurred by the Company with respect thereto.

          (b)      Continuation of Insurance Coverage. The Company will continue your health, dental, disability and life insurance coverage, as provided by the Company to its employees after the Effective Date, and continue to pay the employer portion of the applicable premiums, until the earlier of the second anniversary of the Effective Date and the date on which you are offered comparable coverage under another plan. You agree to promptly notify the Company in writing in the event that you are offered such coverage under another plan. If there is an Unfavorable Determination, the continuation of your insurance coverage pursuant to this Section 2(b) will cease as of the Determination Date.

          (c)      401(k) Plan. You will be entitled to receive your vested accrued benefits under the Company’s 401(k) plan in accordance with the terms and conditions of such plan.

          (d)      Vacation. You have 560 hours of accrued vacation, which will be paid to you in accordance with the Company’s existing obligations in a cash lump sum as promptly as practicable after the Effective Date.

          (e)      No Other Compensation or Benefits; Liquidated Damages. Except as otherwise specifically provided herein, you will not be entitled to any compensation or benefits (including, without limitation, any stock options, restricted stock or other awards) or to participate in any past, present or future employee benefit programs or arrangements of the Company or any of its subsidiaries or affiliates on or after the Effective Date. You acknowledge and agree that any payments and benefits under this Agreement resulting from a termination of your employment are in lieu of any and all (i) claims that you may have against the Company or any of its subsidiaries or affiliates, (ii) benefits under the Company’s employee benefit plans that by their terms survive termination of employment and (iii) unless there is an Unfavorable Determination, benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and represent liquidated damages (and not a penalty).

          3.      Company Stock Options. Except as provided below, your options (the “Escrow Options”) (i) to purchase 1,625,000 shares of the Company’s common stock (“Common Stock”), as evidenced by the Stock Option Agreement dated as of July 23, 1999 (the “1999 Option Agreement”) between the Company and you, (ii) to purchase 1,125,000 shares of Common Stock, as evidenced by the Stock Option Agreement as of June 5, 2000 (the “2000 Option Agreement”) between the Company and you and (iii) to purchase 500,000 shares of Common Stock, as evidenced by the Stock Option Agreement dated as of September 20, 2001 (the “2001 Option Agreement” and, together with the 1999 Option Agreement and the 2000 Option Agreement, the “Option Agreements”) between the Company and you will remain subject to, and will be exercisable in accordance with, the terms and conditions thereof (including any provisions of the Employment Agreement dated as of May 16, 1999, as amended (the “Employment Agreement”), by and between the Company and you relating to restrictions on option exercisability). In the event that you elect to exercise your Escrow Options prior to the Determination Date, you will (i) pay the applicable exercise price in cash or, to the extent permissible under the applicable Option Agreement, shares of Common Stock that you have held for at least six months prior to the exercise date (such shares to be valued based on the closing price of a share of Common Stock on NASDAQ on the last trading day prior to the exercise date) and (ii) pay to the Company in cash the amount of any withholding taxes determined by the Company to be due upon the exercise of such Escrow Options. You agree that the Common Stock that you are entitled to receive upon exercise of any Escrow Options (the “Escrow Shares”) and any Escrow Proceeds (as defined below) will be held in escrow by the Company (the “Option Escrow”) until the Determination Date. Prior to the Determination Date, you may direct the Company to sell any Escrow Shares, in which case the proceeds of sale (the “Escrow Proceeds”) will be held in the Option Escrow in accordance with this Section 3. The Option Escrow will be non-interest bearing. If there is a Favorable Determination, the Escrow Shares and/or Escrow Proceeds, as applicable, will be released to you as promptly as practicable following the Determination Date. If there is an Unfavorable Determination, the Escrow Options, Escrow Shares and Escrow Proceeds, as applicable, will be forfeited to the Company, and the Company will pay you an amount equal to the aggregate exercise price paid by you on any exercise of the Escrow Options in the same manner (cash or shares of Common Stock) in which you originally paid the exercise price to the Company.

          4.      Federal Investigation. You acknowledge that the United States Attorney for the District of South Carolina (the “U.S. Attorney”) has been conducting an investigation of the Company, and that the Board of Directors of the Company has formed a Special Committee (the “Special Committee”) to oversee WebMD’s investigation of and response to the allegations raised by the U.S. Attorney, and consider any additional issues that may arise in connection with such investigation by WebMD. You further acknowledge and agree that the Special Committee (or any successor thereto designated by the Special Committee, and any reference in this Agreement to the “Special Committee” includes any such successor) will determine whether any facts considered by the Special Committee would constitute “Cause” (as defined in the Employment Agreement) to terminate your employment. For purposes of this Agreement, (i) a “Favorable Determination” means a determination by the Special Committee that such facts would not constitute Cause, (ii) an “Unfavorable Determination” means a determination by the Special Committee that such facts would constitute Cause and (iii) “Determination Date” means the date on which the Special Committee reaches a Favorable Determination or Unfavorable Determination, as applicable. You agree that (i) any determination by the Special Committee in accordance with this Section 4 will be non-arbitable and final and binding on the parties hereto and will not be subject to challenge in any court or arbitable forum and (ii) you are hereby waiving any notice requirements and opportunity to cure that may have existed with respect to any such “Cause” determination.

          5.      Restrictive Covenants. The provisions of Section 6 of the Employment Agreement are incorporated herein by reference as if such provisions were set forth herein in full; provided, however, that for purposes of this Section 5, the “Restricted Period” will be the period beginning on the Effective Date and ending on the second anniversary of the Effective

Date, except that, in the event of an Unfavorable Determination which occurs prior to the second anniversary of the Effective Date, the “Restricted Period” will be the period beginning on the Effective Date and ending on the later of (i) the first anniversary of the Effective Date and (ii) the Determination Date. In the event of any breach by you of any provision of this Section 5, the Company will cease to have any obligation to make payments or provide benefits to you under this Agreement.

          6.      Return of Property. Within 10 days after the Effective Date, you will surrender to the Company all property of the Company and its subsidiaries and affiliates in your possession and all property made available to you in connection with your employment by the Company and its subsidiaries and affiliates, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs and files, papers, electronically stored information and documents kept or made by you in connection with your employment.

          7.      Miscellaneous.

          (a)      Entire Agreement. (i) This Agreement, the Option Agreements and the related option plans and award documents and Sections 6 and 8.7 (and the option-related provisions referred to in the first sentence of Section 3 of this Agreement) of the Employment Agreement set forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersede and replace any express or implied prior agreement with respect to the terms of your employment and the termination thereof which you may have had with the Company or any of its subsidiaries or affiliates (including, without limitation, all provisions of the Employment Agreement not referenced in this Section 7(a)). This Agreement may be amended only by a written document signed by the parties hereto.

          (ii) The rights of the Company and its subsidiaries and affiliates under this Agreement are non-exclusive. The provisions of this Agreement are without prejudice to any other rights the Company or any of its subsidiaries or affiliates may have.

          (b)      Governing Law. This Agreement, will be governed by, and construed in accordance with, the laws of the State of Florida.

          (c)      Withholding Taxes. Any payments made or benefits provided to you under this Agreement will be reduced by any applicable withholding taxes.

          (d)      Notices. Any notices required or made pursuant to this Agreement will be in writing and will be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

if to Michael A Singer

c/o Randall J. Turk, Esq.
Baker Botts LLP
1299 Pennsylvania Avenue, NW
Washington, D.C. 20004

with a copy to:

Randall J. Turk, Esq.
Baker Botts LLP
1299 Pennsylvania Avenue, NW
Washington, D.C. 20004

if to the Company:

WebMD Corporation
River Drive, Center 2
669 River Drive
Elmwood Park, NJ 07407-1361
Attention: General Counsel

with a copy to:

Jeffrey P. Crandall, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022

or to such other address as either party may furnish to the other in writing in accordance with this Section 7(d). Notices of change of address will be effective only upon receipt.

WEBMD CORPORATION
By:	/s/ Tony Holcombe
Name: Tony Holcombe
Title: President

Accepted and Agreed:

/s/ Michael A. Singer

Michael A. Singer

Dated: February 9, 2005